Exhibit 6.6

Execution Version

OPTION AGREEMENT – PFMG VII

This Option Agreement (this “Agreement”) is effective as of September 23, 2016 (the “Effective Date”) and entered into between PREMIER FUNERAL MANAGEMENT GROUP, VII, LLC, a Delaware limited liability company (“PFMG VII”), Barry Bedford and Troy Centazzo (collectively, the “Granting Members”), and PF MANAGEMENT SERVICES, LLC, a Delaware limited liability company (“PFMS”).

RECITALS

A. The Granting Members entered into that certain Limited Liability Company Operating Agreement dated September 22, 2016, as further amended from time to time, the “Operating Agreement”).

B. PFMS has a class of preferred unit holders (“Investors”), each of whom purchased its respective preferred units (“Series A Preferred Units”) pursuant to either that certain Securities Purchase Agreement (“SPA”) or that certain Exchange Agreement (the “Exchange Agreement”).

C. PFMS is operated pursuant to that certain Second Amended and Restated Limited Liability Company Agreement (“PFMS Operating Agreement”), dated September 25, 2015, which includes the rights, privileges, preferences and obligations of the members of PFMS.

D. PFMG VII and the Granting Members desire to grant an option to PFMS for the purchase of one hundred (100%) of the membership interests of PFMG VII now or hereafter issued and outstanding (the “Membership Interests”).

AGREEMENT

PFMG VII, the Granting Members, and PFMS agree as follows:

1. Recitals and Definitions. The recitals above are true and correct and incorporated in this Agreement by reference. Any capitalized term used and not defined in this Agreement shall have the definition for such term listed in the Operating Agreement.

2. Grant of Option; Consent to Pledge. The Granting Members hereby grant to PFMS an exclusive right and option to purchase all of their Membership Interests (the “Option”) subject to the terms and conditions of this Agreement.

3. Exercise of the Option. PFMS may exercise the Option upon or at any time after (a) the earlier of (i) all of the outstanding principal and accrued and unpaid interest and obligations due under PFMG VII’s debt and lease financing facilities (“Financing”), provided by PFMG Holdings, L.L.C., a Georgia limited liability company (“Lender”), have been paid, or (ii) consent of the Lender for the Financing to the transfer of the Membership Interests to PFMS, and (b) any approvals required to be obtained from any federal or state regulatory body or other governmental authority have been obtained, by providing written notice of such election to PFMG VI and the Members (the “Election Notice”). Nothing in this Agreement shall be construed to require PFMS to exercise the Option and PFMG VII and the Granting Members acknowledge and agree that the Option may be exercised by PFMS in PFMS’s sole and absolute discretion. If PFMS exercises the Option, the closing on the purchase of the Membership Interests shall occur on or before five (5) Business Days after the Election Notice is received by PFMG VII or such other date that PFMS and PFMG VII may designate (the “Closing Date”). On the Closing Date, PFMS, PFMG VII, and the Granting Members shall execute an Assignment, Assumption, and Admission Agreement that, among other things, transfers the Membership Interests to PFMS and admits PFMS as the sole member of PFMG VII.

4. Exercise Payment. If PFMS exercises the Option, PFMS shall pay an amount in cash on or before the Closing Date to each Granting Member equal to the amount distributable to each Member under Section 5.5 of the Operating Agreement for the calendar year in which PFMS exercises the Option (for each Member, the “Unpaid Tax Liability Amount”). PFMS shall not be required to pay any amount to PFMG VII or the Granting Members in connection with PFMS’s exercise of the Option other than the Unpaid Tax Liability Amounts that may be due to the Members.

5. Assignment of Rights to Dividends and Distributions. Each Granting Member hereby assigns all of his right, title, and interest in and to any dividends or distributions to PFMS (other than distributions to pay income taxes on income of PFMG VII allocated to the Granting Member) (the “Assigned Dividends and Distributions”); provided, however, that this assignment shall not be construed to permit the Assigned Dividends and Distributions that are expressly prohibited by the PFMS Operating Agreement without Investor’s prior written approval. If any such Assigned Dividends and Distributions are made by PFMG VII to the Granting Members either with or without the prior written approval of holders of Series A Preferred Units, the Members shall hold the full amount of such Assigned Dividends and Distributions in trust for the sole benefit of PFMS and shall promptly transfer the full amount of the Assigned Dividends and Distributions to PFMS upon PFMS’s request.

6. Representations and Warranties; Covenants. Each party hereby represents and warrants to the other that it has the full and complete authority to enter into this Agreement. PFMS, PFMG VII, and the Granting Members agree to execute such other commercially reasonable documentation necessary to effectuate this Agreement and transfer the Membership Interests if the Option is exercised. PFMG VII and the Granting Members represent that no Person (other than PFMS) has a right or option to purchase the Membership Interests or any part thereof and covenant not to grant any such right or option. The Membership Interests are lawfully and beneficially owned of record by the Granting Members and are, and shall be on the Closing Date, validly issued, fully paid and non-assessable, and free and clear of all liens, claims, charges, restrictions, equities, and encumbrances and any other third party rights, with all transfer and other taxes paid. The Granting Members covenant and agree not to transfer, sell, or convey the Membership Interests to any Person without the prior written approval of Investor.

7. Legends. Any certificate existing or hereafter issued evidencing the Membership Interests shall bear the following legend:

“This certificate evidences a membership interest in Premier Funeral Management Group VII, LLC, and is subject to that certain Second Amended and Restated Option Agreement dated September 25, 2015, executed in favor of PF Management Services, LLC.”

8. Assignment. PFMS shall not assign this Agreement or any of PFMS’s rights under this Agreement, including, but not limited to, the Option, to any Person or to name nominees to take title to the Membership Interests without the prior written consent of Investor.

9. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors, and permitted assigns.

10. Time of the Essence. All times and dates for performance set forth in this Agreement are agreed to be of the essence.

11. Consent to Transfer. The Granting Members and PFMG VII hereby affirmatively approve (i) any transfer, sale, or assignment of the Membership Interests made in connection with this Agreement and agree that any such transfer, sale, or assignment shall be deemed to be in compliance with the terms and conditions of the Operating Agreement.

12. Governing Law. This Agreement shall be construed in accordance with the laws of the state specified in Section 10.6 of the Operating Agreement.

13. Construction. If there is a conflict between this Agreement and the PFMS Operating Agreement, then the terms and conditions of this Agreement shall prevail.

14. Amendments. This Agreement may not be modified except in a writing signed by all parties hereto.

15. Third Party Beneficiaries. This Agreement is intended to benefit Investor and Investor is consequently a third party beneficiary of the rights and benefits granted to PFMS pursuant to this Agreement.

16. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by fax or e-mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such faxed or e-mailed signature page were an original.

[Remainder of Page Left Blank – Signatures Follow]

This Agreement has been executed by PFMS, the Granting Members, and PFMG VII as of the Effective Date.

PFMS:

PF MANAGEMENT SERVICES, LLC, a Delaware limited liability company

By:	/s/ Barry Bedford
Name:	Barry Bedford
Title:	Chief Executive Officer

PFMG VI:

PREMIER FUNERAL MANAGEMENT GROUP VII, LLC, a Delaware limited liability company

By:	/s/ Troy K. Centazzo
Name:	Troy K. Centazzo
Title:	Manager

MEMBERS:

/s/ Barry Bedford
BARRY BEDFORD

/s/ Troy K. Centazzo
TROY CENTAZZO